EXHIBIT 99.1

May 24, 2005

Board of Directors
West Metro Financial Services, Inc.
68 First National Drive
Dallas, GA 30157

Dear Members of the Board:

      We hereby consent to the inclusion of our opinion letter dated March 15, 2005 to the Board of Directors of West Metro Financial Services, Inc. (“West Metro”) as Appendix B to, and to the reference thereto under the captions “SUMMARY OF THE MERGER,” “THE MERGER—Background of the Merger,” “THE MERGER—West Metro's Reasons for the Merger; Recommendation of the Merger by the West Metro Board of Directors,” and “THE MERGER—Opinion of West Metro's Financial Advisor” in, the Proxy Statement/Prospectus of West Metro and First Horizon National Corporation (“First Horizon”) relating to the proposed merger involving West Metro and First Horizon, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of First Horizon. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burke Capital Group, L.L.C.

BURKE CAPITAL GROUP, L.L.C.